UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2026

USA Rare Earth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41711	98-1720278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

100 W Airport Road,

Stillwater, Oklahoma 74075

(Address of principal executive offices, including zip code)

 Registrant’s telephone number, including area code: (813) 867-6155

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	USAR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 19, 2026, USA Rare Earth, Inc. (“USAR”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) USAR, (ii) Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of USAR (“Merger Sub”), (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands (“SVRE” or the “Company”), and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the representative of the Company Shareholders (the “Seller Representative”). The Merger Agreement provides for the merger of SVRE with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of USAR (the “Merger” and, together with all other transactions contemplated by the Merger Agreement, the “Transactions”). The Merger will become effective at the time when the Articles of Merger have been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such later time as may be agreed by USAR and SVRE in writing not being a date exceeding thirty days following registration of the Articles of Merger by the Registrar (subject to requirements of the BVI Act) (the “Effective Time”). The board of directors of each of USAR, Merger Sub and SVRE have approved the Merger Agreement and the Transactions, including the Merger. The Transactions are expected to be consummated no later than the third calendar quarter of 2026, subject to the satisfaction or waiver of the conditions precedent to such closing. Each capitalized term used herein but not otherwise defined has the meaning given to it in the Merger Agreement.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each Ordinary Share, without par value, and each Class A Ordinary Share, without par value, of SVRE (collectively, “SVRE Shares”) issued and outstanding immediately prior to the Effective Time (excluding any SVRE Shares held by a holder who has validly exercised such holder’s right to dissent from the Merger pursuant to Section 179 of the BVI Business Companies Act, as revised, and has not effectively withdrawn or lost such right and any SVRE Shares held in the treasury of SVRE or owned by any subsidiary of SVRE immediately prior to the Effective Time), after giving effect to the Orion Payment and the exercise of the DFC Warrants (as defined below) and the SVRE Shareholder Warrants (as defined below), shall be cancelled and extinguished and will entitle each holder to receive their portion, as calculated pursuant to the terms and conditions set forth in the Merger Agreement, of (i) the Aggregate Cash Merger Consideration, which is an amount of cash equal to $300,000,000 and (ii) the Aggregate Stock Merger Consideration, which is an aggregate of 126,849,307 shares of common stock, par value $0.0001 per share, of USAR (“USAR Shares”) (as equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar events affecting USAR Shares after the date of the Merger Agreement). Holders of SVRE Shares who are otherwise entitled to a fractional USAR Share will receive the number of USAR Shares rounded to the nearest whole share (after aggregating all fractional shares of USAR Shares otherwise issuable to such holder).

Treatment of Warrant Holders

Subject to the terms and conditions set forth in the Merger Agreement, immediately prior to the Closing, (i) all the warrants to purchase SVRE Shares held by the United States International Development Finance Corporation (the “DFC”) pursuant to that certain Finance Agreement, by and between SVRE and the DFC, dated as of January 21, 2026, as amended and restated (the “DFC Warrants”) and (ii) warrants to purchase SVRE Shares held by certain SVRE Shareholders (the “SVRE Shareholder Warrants”) will be automatically exercised and converted into SVRE Shares in accordance with their respective terms.

Treatment of Company Equity Awards

At the Effective Time, each restricted stock unit, whether vested or unvested, representing the right to receive SVRE Shares that is issued and outstanding immediately prior to Closing (each, an “SVRE RSU”), each stock appreciation right, whether vested or unvested, representing the right to receive cash or SVRE Shares that is issued and outstanding immediately prior to Closing (each, an “SVRE SAR”) and each option to purchase SVRE Shares that is issued and outstanding as of immediately prior to the Closing (each, an “SVRE Option”) that is not a Performance-Vesting Option (as defined below) will automatically become fully-vested and then cancelled and converted into the right to receive (i) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Merger Agreement and (ii) the portion of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such SVRE RSUs, SVRE SARs or SVRE Options, as applicable, in accordance with the Merger Agreement, subject to any applicable Tax withholdings and deductions set forth therein.

At the Effective Time, each unvested SVRE Option that is held by a Continuing Service Provider and is subject to performance-vesting conditions as of immediately prior to the Effective Time (the “Performance-Vesting Options”) will automatically be cancelled and substituted with an award of restricted stock units denominated in USAR Shares (each, a “Substituted RSU Award”), pursuant to USAR’s applicable equity incentive plan. Each Substituted RSU Award will be comprised of a number of restricted stock units equal to the quotient (rounded down to the nearest whole number) calculated by dividing (A) the product of (x) the number of unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the Balanced Performance Index (as defined in the award agreement evidencing such Performance-Vesting Option) immediately before the Effective Time) multiplied by (y) the Net Settled Per Share Value applicable to such Performance-Vesting Option, by (B) $18.0135. Such Substituted RSU Award will vest subject to the holder’s continued service with USAR or its affiliates through the same year-end vesting dates as the substituted Performance-Vesting Option, subject to applicable withholdings and deductions set forth in the Merger Agreement. Each Substituted RSU Award shall be subject to the terms and conditions set forth in the Parent Equity Plan and Parent’s standard form of restricted stock unit agreement for similarly situated grantees, as may be adopted, revised and modified from time to time by Parent, except that, upon the involuntary termination of employment of a holder of Substituted RSU Awards on or following the Closing Date by Parent, or by the applicable Subsidiary of Parent that employs the individual, without “Cause” or due to death or “Disability”, the Substituted RSU Awards held by such holder shall automatically vest. “Cause” and “Disability” shall have such meanings as set forth in the Parent Equity Plan, but without regard to the first clause therein referring to such definitions as set forth in an employment or similar agreement.

Conditions to the Merger

The completion of the proposed Transactions is subject to the satisfaction or waiver (where permitted) of certain conditions, including: (i) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers, and with certain fundamental representations required to be true and correct in all material respects); (ii) the absence of any law or order that makes illegal, enjoins or otherwise prohibits the consummation of the proposed Transactions; (iii) each party’s performance of and compliance with its covenants and agreements contained in the Merger Agreement in all material respects; (iv) the approval of the issuance of USAR Shares by the affirmative vote of holders of a majority of USAR Shares, present in person or represented by proxy at a duly called meeting of the stockholders of USAR and entitled to vote thereon, as required pursuant to the Nasdaq Listing Rules (the “USAR Stockholder Approval“); (v) the receipt of the written consent of the Company Shareholders evidencing the duly authorized Resolution of Members (as defined in the Articles of Association of SVRE), authorizing the Merger Agreement and approving the Transactions; (vi) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (vii) the absence of the occurrence of a material adverse effect with respect to the other party from the date of the Merger Agreement through the Effective Time; (viii) the receipt of certain consents or amendments required under SVRE’s existing financing arrangements (including under the Retained Finance Agreement with the DFC and such other documents entered into in connection with the Retained Finance Agreement) and USAR’s existing financing arrangements (including under the Parent Loan Agreement) and other third-party agreements, including, to the extent applicable, the waiver of any requirement on USAR or its Subsidiaries (other than Merger Sub) to provide any guarantees, pledges, purchase rights or other credit support pursuant to such agreements; (ix) the receipt by SVRE of certain additional funds under the Retained Finance Agreement; (x) the receipt of a Lockup Agreement and Registration Rights Agreement, in each case, substantially in the form attached to the Merger Agreement from each Company Shareholder; (xi) the termination of certain related-party agreements of SVRE; (xii) the appointment of Sir Mick Davis and Thrasyvoulos Moraitis to the board of directors of USAR, in accordance with USAR’s governing documents; and (xiii) other customary conditions specified in the Merger Agreement.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties made by each of USAR, Merger Sub and SVRE and also contains customary pre-closing covenants. Among other things, during the period after the date of the Merger Agreement to the Effective Time, each of USAR, Merger Sub and SVRE has agreed to (i) conduct its business in the ordinary course in all material respects and agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger subject to customary exceptions and (ii) use commercially reasonable efforts to take all actions necessary to consummate the Transactions. USAR has obtained representation and warranty insurance, subject to exclusions, policy limits and certain other terms and conditions, to obtain coverage for losses that may result from a breach of certain representations and warranties made by SVRE in the Merger Agreement, with all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such policy to be paid by USAR.

In addition, the Merger Agreement contains covenants that require USAR to call and hold a stockholder meeting and, subject to certain exceptions, require the board of directors of USAR to recommend that its stockholders approve the issuance of USAR Shares pursuant to the Merger Agreement.

Termination Rights and Fees

The Merger Agreement provides for certain termination rights for each of USAR and SVRE, including, among others, (i) by mutual written consent of USAR and SVRE, (ii) if the closing has not occurred on or before the End Date (as defined in the Merger Agreement), (iii) if there has been a material breach of the representations, warranties, covenants or agreements by the other party that would give rise to the failure of a closing condition, subject to the applicable cure period set forth in the Merger Agreement, (iv) if the USAR Stockholder Approval has not been obtained, or (v) if there is a final and non-appealable law or order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger.

The Merger Agreement further provides that, in the event that the Merger Agreement is terminated by either party because USAR Stockholder Approval has not been obtained, USAR shall pay SVRE a termination fee equal to (i) $75,000,000 if USAR’s board of directors has made an adverse recommendation change as described in the Merger Agreement prior to such termination, or (ii) $25,000,000 if no such recommendation change has been made prior to such termination.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by USAR stockholders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by USAR stockholders. USAR stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in USAR’s public disclosures. USAR acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Transactions, the parties, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the proxy statement that USAR will file, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that USAR will make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of USAR (collectively, the “Supporting Stockholders”) have entered into a voting and support agreement (the “Voting and Support Agreement”) with SVRE to, among other things, (i) appear at each USAR stockholder meeting or otherwise cause the USAR Shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted) all of the USAR Shares held by such Supporting Stockholders, and cause any holder of record of the USAR Shares to vote all such USAR Shares, in person or by proxy, and not to withdraw any such vote with respect to the USAR Shares in favor of, (A) the Transactions contemplated by the Merger Agreement (including the issuance of USAR Shares pursuant to the Merger Agreement), and (B) the approval of any proposal to adjourn or postpone any USAR stockholder meeting to a later date if there are not sufficient votes to obtain the USAR Stockholder Approval on the date on which a USAR stockholder meeting is held. The Supporting Stockholders are collectively the beneficial owners of approximately 9% of the outstanding USAR Shares. During the term of the Voting and Support Agreement, subject to certain customary exceptions, each Supporting Stockholder is subject to customary transfer restrictions.

The foregoing summary of the Voting and Support Agreement does not purport to be a complete description of all the parties’ rights and obligations under such agreement and is qualified in its entirety by reference to the full text of the Voting and Support Agreement.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, as of the Closing, USAR and certain Company Shareholders will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which USAR will agree to (a) file a registration statement on Form S-3 (or Form S-1 if not eligible for Form S-3) with the SEC on the first Business Day following the consummation of the Transactions for purposes of registering the resale or distribution of the Aggregate Stock Merger Consideration by the Company Shareholders (the “Registration Statement”), (b) use reasonable best efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and (c) keep the Registration Statement (or any new Registration Statement filed in connection with the Registration Rights Agreement) effective until the date that all registrable securities covered by the Registration Statement (or new Registration Statement, as applicable), subject to certain limitations, (i) have been disposed of in accordance with an effective Registration Statement relating thereto, (ii) have been sold thereunder or pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) may be resold without volume or manner-of-sale restrictions pursuant to Rule 144.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

Item 3.02. Unregistered Sales of Equity Securities

The information under Item 1.01 of this Current Report on Form 8-K related to the Aggregate Stock Merger Consideration and Aggregate Cash Merger Consideration is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Certain Officers

Effective as of, and subject to, the occurrence of the Closing, Thrasyvoulos Moraitis, the CEO of SVRE, 63, will assume the function and responsibility as President of USAR and will report to the USAR Chief Executive Officer. Mr. Moraitis was appointed CEO of SVRE in January 2023 and is a highly experienced global mining executive. He was previously a co-founder of X2 Resources and Group Head of Strategy and Corporate Affairs and a member of Xstrata Plc Executive Committee. Concurrently with the execution of the Merger Agreement, USAR executed a letter agreement with Mr. Moraitis related to his employment whereby effective as of, and subject to, the occurrence of the Closing, USAR has agreed to assume the existing terms of Mr. Moraitis’s employment agreement with SVRE, as modified by the letter agreement.

Item 7.01. Regulation FD Disclosure

On April 20, 2026, USAR and SVRE issued a press release announcing their entry into the Merger Agreement, a copy of which is being furnished as Exhibit 99.1 hereto and incorporated by reference herein.

On April 20, 2026, USAR posted on its website a video of Barbara Humpton and Thrasyvoulos Moraitis discussing the transaction. A transcript of the video is being furnished as Exhibit 99.2 hereto and incorporated by reference herein.

In addition, USAR will be providing supplemental information regarding the proposed transaction in a presentation that will be made available on the investor relations page of USAR’s website (https://investors.usare.com/). A copy of the presentation is being furnished as Exhibit 99.3 hereto and incorporated by reference herein.

The information provided under this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1, 99.2 and 99.3, is “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act.

Item 8.01. Other Events.

Lock-Up Agreements

In accordance with the Merger Agreement, as of the Closing, each Company Shareholder shall enter into a lock-up agreement with USAR substantially in the form attached to the Merger Agreement (the “Lockup Agreement”) pursuant to which, among other things, such persons have agreed not to transfer a portion of the USAR Shares received as Merger Consideration pursuant to the Merger Agreement for a specified period following the Closing, or until USAR completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of USAR’s stockholders having the right to exchange their shares for cash, securities or other property, as applicable, following the Closing, and subject to certain customary transfer exceptions. The specific lock-up periods and applicable percentages of shares subject thereto are set forth in the form of Lockup Agreement attached as an exhibit to the Merger Agreement.

Employment-Related Agreements

Concurrently with the execution of the Merger Agreement, certain individuals identified as Key Employees in the Merger Agreement have executed letter agreements related to their employment, each to become effective at the Closing.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K and the documents included as exhibits hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to the SVRE transaction, the expected timing and completion of the SVRE transaction, the expected benefits of the SVRE transaction including anticipated financial results and synergies, projections regarding SVRE’s production of total rare earth oxide and generation of EBITDA, the integration of SVRE’s operations, projections and run-rate information regarding the combined company’s EBITDA, the combined company’s ability to achieve positive cash flow, our anticipated operating and financial performance, our business plans, strategy, goals and prospects, our plans for and prospects of our other acquisitions, investments and other business development activities, including the announced SVRE, Carester and TMRC transactions, our plans for capital raising activities, including from the U.S. government, and our ability to successfully capitalize on growth opportunities and prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “will,” “may,” “could,” “should,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “predict”, “intend,” “plan,” “believe,” “aim,” “build,” “continue”, “potential”, “vision,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are subject to risks and uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from our expectations, including without limitation: risks that proposed transactions with SVRE, Carester and TMRC may not be consummated on their anticipated timelines or at all; we may not realize the anticipated benefits of our proposed and prior acquisitions, including expected synergies, financial performance, estimated EBITDA and, in the case of SVRE, integration of operations, on the anticipated timeline or at all; the ability of our Stillwater magnet manufacturing facility to commence commercial operations on the timing and with the production capacity anticipated or at all; our limited operating history; our ability to commercially extract minerals from the Round Top deposit on our anticipated timeline or at all; risks that we may experience delays, unforeseen expenses, increased capital costs, and other complications while developing our projects; our ability to raise necessary capital on acceptable terms or at all; potential dilution to existing stockholders and adverse effect on our stock price if we issue additional common stock or equity-linked securities; the volatility of our stock price; our ability to enter into definitive agreements for the proposed U.S. Government financing, which is subject to conditions precedent and final government approvals, on the anticipated terms or at all and, if executed, to satisfy the milestones and other conditions of such financing, which could impose conditions to access such financing over a period of time; the availability of rare earth oxide, metal feedstock and other materials, utilities (including power and water) and equipment in quantities and prices that allow us to develop and commercially operate our Stillwater facility and other facilities; our ability to meet individual customer specifications and produce a consistently high quality product; fluctuations in demand for and prices of neo magnets and our other products, including without limitation as a result of dumping, predatory pricing and other tactics by the USAR’s competitors or state actors or the overall competitive environment; our ability to achieve positive cash flow or profitability or the ability to access cash flow within our corporate structure due to restrictions contained in our financing agreements; our ability to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our neo magnets and other products into definitive orders; geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China, the United States or other countries in which we operate or sell products or otherwise; war, terrorism, natural disasters or public health emergencies; our ability to retain or recruit key personnel; environmental, health and safety regulations; and our ability to comply with requirements for federal, state and local government incentives and financing.

Additional risks and detailed information regarding factors that may cause actual results to differ materially has been and will be included in USAR’s filings with the SEC, including USAR’s most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and subsequent filings. Any forward-looking statements speak only as of the date of this press release (or such other date as is specified in such statements), and USAR undertakes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Additional Information and Where to Find It

In connection with the proposed transactions, USAR intends to file with the SEC a preliminary proxy statement on Schedule 14A and, following SEC review, a definitive proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), to be distributed to USAR’s stockholders in connection with USAR’s solicitation of proxies for the vote by USAR’s stockholders with respect to the issuance of USAR common stock as merger consideration and other matters described in the Proxy Statement. SVRE’s shareholders will approve the merger by written consent delivered concurrently with the signing of the merger agreement and will not receive a proxy statement or prospectus. USAR also plans to file with or furnish to the SEC other relevant documents regarding the proposed transactions. After SEC review of the preliminary proxy statement is completed, the definitive Proxy Statement will be mailed to stockholders of USAR. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH OR FURNISHED TO THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents containing important information about USAR and the proposed transactions, once such documents are filed with or furnished to the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with or furnished to the SEC by USAR will be available free of charge on USAR’s website at investors.usare.com or by contacting USAR’s Investor Relations department by email at IR@usare.com. The information included on, or accessible through, USAR’s website is not incorporated by reference into this communication.

Participants in the Solicitation

USAR and certain of its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions.

Information about the directors and executive officers of USAR, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in USAR’s Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 30, 2026 (the “Form 10-K”). Any changes in the holdings of USAR’s securities by USAR’s directors or executive officers from the amounts described in the Form 10-K will be reflected in Statements of Changes in Beneficial Ownership on Form 4 (“Form 4”) or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 (“Form 5”) subsequently filed with the SEC and available at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be contained in the Proxy Statement when available.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval on the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated April 20, 2026, announcing entry into the Merger Agreement
99.2	Video Transcript, dated April 20, 2026
99.3	Investor Presentation, dated April 20, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The annexes schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USA Rare Earth, Inc.

Date: April 20, 2026	By:	/s/ Valerie Ford Jacob
	Name:	Valerie Ford Jacob
	Title:	Chief Legal Officer